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                                                                     Exhibit 5.1

                                                               February 13, 2001


The J. Jill Group, Inc.
4 Batterymarch Park
Quincy, Massachusetts 02169

Ladies and Gentlemen:

       We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about February 13, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,710,000 shares of your Common Stock, $.01 par value per share (the "Shares"). We understand that the Shares are to be sold from time to time on the Nasdaq National Market at prevailing prices or as otherwise described in the Registration Statement. As legal counsel for The J. Jill Group, Inc., we have examined the proceedings taken by you in connection with the sale of the Shares.

       It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.


                                Very truly yours,

                                FOLEY, HOAG & ELIOT LLP


                                By: /s/ PAUL BORK
                                   ---------------------------------
                                    A Partner